Exhibit 99.1

Rural Cellular Corporation
Announces
Changes in Board of Directors

May 25, 2005 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announced the election at its 2005 annual shareholders’ meeting of James V. Continenza and Jacques Leduc to its Board of Directors by holders of the Company’s 11 3/8% Senior Exchangeable Preferred stock. Additionally, Marvin C. Nicolai, a director since 1995, announced his retirement, effective May 31, 2005.

Richard P. Ekstrand, President and Chief Executive Officer, commented: “We sincerely appreciate the many contributions Marv has made through the last 10 years and wish him the very best in his retirement. Additionally, we look forward to the future contributions that the new directors will bring.”

James V. Continenza, 42, served as Chief Executive Officer, President, and a director of Teligent, Inc. from September 2002 through June 2004. From September 2000 to September 2002, Mr. Continenza served in various positions, including as Chief Operating Officer of Teligent, Inc and a director, of Arch Wireless, Inc. Mr. Continenza was President and Chief Executive Officer of Lucent Technologies Product Finance from 1999 through 2000. Mr. Continenza served as a director of Microcell Telecommunications, Inc. from May 2003 to November 2004. He is currently on the board of directors of MAXIM Crane Works, Inc. and U.S.A. Mobility, Inc., which was formed by the merger of Arch Wireless, Inc. and Metrocall Inc.

Jacques Leduc, 42, served as Chief Financial Officer of Microcell Telecommunications, Inc. from 1995 through November 2004 and as Director, Corporate Planning from 1995 to 1998.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states.

Contact: Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com

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